Exhibit 10.40

February 27, 2018

<Participant Name>1

<Participant Title>

RE:  Leadership Severance Arrangement

Dear <Participant First Name>:

In order to ensure your continued focus, undivided attention and service to The Hanover, the Company is pleased to provide you the following severance benefit:

If (i) your employment with The Hanover is involuntarily terminated, other than in connection with your death, disability, a “Change in Control” or for “Cause” (as such terms are defined in The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the “CIC Plan”)), or (ii) you voluntarily terminate your employment for “Good Reason” (as defined below), you will be eligible to receive a cash severance payment (the “Severance Payment”) equal to your then current annual base salary plus target short-term incentive compensation award opportunity.

The Severance Payment will be payable in a single lump sum payment to be paid on a date that is sixty days after your termination of employment; provided that you execute and return to the Company a separation agreement that is acceptable to the Company (the “Separation Agreement”) and is irrevocable by the payment date.  The Separation Agreement will contain a full release and non-disparagement provision, along with such other terms acceptable to the Company.

For purposes of this letter, the term “Good Reason” shall mean the occurrence, without your express written consent, of any of the following (i) any material and adverse change in your current duties or responsibilities that result in you no longer reporting directly to the Chief Executive Officer of the Company;2 (ii) a reduction in your current rate of annual base salary; (iii) a reduction in your current annual short-term incentive compensation plan target award opportunity (but excluding the conversion of any cash incentive arrangement, in whole or in part, into an equity incentive arrangement of commensurate target value or vice versa);  or (iv) any requirement that you relocate to an office more than 50 miles from the facility where you are currently primarily located.3  Notwithstanding the foregoing with respect to subsections (ii) and (iii) above, reductions to your base salary and/or target annual short-term incentive compensation opportunity of less than 10% shall not be deemed “Good Reason” if such reductions are applied to all management personnel in comparable positions at the Company.

[1]	Executed by each domestic executive officer of THG, other than Jeffrey Farber.
[2]	With respect to CEO, “Good Reason” would be triggered if he no longer serves as CEO.
[3]	Subsection (iv) not applicable to Bryan Salvatore.

In the event you believe that a “Good Reason” event has been triggered, you must give the Company written notice within 30 days of the occurrence of such triggering event and a proposed termination date which shall be not sooner than 60 days nor later than 90 days after the date of such notice. Such notice shall specify your basis for determining that “Good Reason” has been triggered.  The Company shall have the right to cure a purported “Good Reason” within 30 days of receipt of said notice and, if so cured, a termination of your employment shall not be considered to be for “Good Reason” as a result of such event.  If the event triggering “Good Reason” is not cured by the Company within 30 days of its receipt of such notice, you must terminate your employment on the proposed termination date.

This severance agreement replaces and supersedes the severance benefit provided under [insert applicable prior severance agreement]. Moreover, for avoidance of doubt, any payments you may become entitled to under the CIC Plan shall be in lieu of, and not in addition to, any payment hereunder.

Your acknowledgment and agreement are a condition to the effectiveness of this severance benefit.  The Board of Directors and I thank you for your continued commitment to The Hanover.

THE HANOVER INSURANCE COMPANY

John C. Roche
President and Chief Executive Officer

Agreed to and Accepted